Exbibit 99.1

News Release	JBT Corporation 70 W. Madison Suite 4400 Chicago, IL 60602

For Release: Immediate

Investors:	Cindy Shiao	(312) 861-5931
Media:	Ken Jones	(312) 861-6791

JBT Corporation Reports First Quarter 2011 Results

 Highlights (Continuing Operations):

o	Diluted earnings per share of $0.17 up 21 percent year-over-year
o	Revenue of $201 million up 19 percent and operating income of $9 million up 18 percent versus prior-year quarter
o	Backlog of $298 million up 5 percent year-over-year
o	Debt, net of cash, of $123 million down $10 million from 2010 year-end
o	Full-year diluted earnings per share estimated to be in the range of $1.35-$1.50

CHICAGO, May 9, 2011—JBT Corporation (NYSE: JBT), a leading global technology solutions provider to the food processing and air transportation industries, today reported first quarter 2011 results.

First quarter revenue of $201.5 million and operating income of $9.3 million increased from the same period last year by 19 percent and 18 percent, respectively.  First quarter diluted earnings per share from continuing operations was $0.17, up 21 percent from $0.14 for the same period a year ago.  During the quarter, the Company incurred restructuring charges of $1.0 million to continue to reduce operating costs.  First quarter inbound orders of $213.2 million declined 12 percent from the first quarter of 2010 while backlog of $298.5 million was up 5 percent from the same period in 2010 and up 4 percent sequentially.  Cash generated from operating activities totaled $21.9 million for the quarter.  Debt, net of cash, was $123.0 million, down from $133.4 million at December 31, 2010.

“We are pleased with our first quarter results which exceeded our expectations.  The first quarter is historically our weakest quarter of the year and we expect this year will be no exception,” said Charlie Cannon, Chairman and Chief Executive Officer. “We are encouraged by the current order activity and despite the ongoing uncertainties around the world, our outlook for the rest of 2011 remains positive.  Additionally, we anticipate the second quarter to be stronger, reflecting our normal seasonal pattern based on the current backlog level,” concluded Cannon.

JBT FoodTech
JBT FoodTech’s first quarter revenue of $106.9 million increased 5 percent from the prior-year quarter due largely to favorable foreign exchange translation.  Operating profit of $5.7 million declined 34 percent from the prior-year quarter primarily driven by several factors including an unfavorable mix of products, the strengthening of the Swedish Krona and generally higher selling and R&D expenses. Operating margin of 5.3 percent declined 320 basis points year-over-year.  Demand across all product lines remains healthy with higher order activity in Europe and Asia Pacific.  Inbound orders of $133.8 million increased 4 percent from the prior-year quarter, but were essentially flat in constant currencies.  Inbound orders declined 8 percent sequentially when compared to the fourth quarter of 2010.  Backlog of $130.3 million increased 6 percent from the prior-year quarter and remained flat in constant currencies.  Sequentially, first quarter backlog increased 26 percent from the fourth quarter of 2010.

MORE

JBT Corporation
Add 1

JBT AeroTech
JBT AeroTech’s first quarter revenue of $92.5 million increased 37 percent from the same period in 2010 driven by the strong backlog entering 2011.  JBT AeroTech’s operating profit was $7.7 million, a 60 percent increase from the first quarter of 2010 principally due to higher sales volume.  Operating margin was 8.3 percent, up 120 basis points from the prior-year quarter, resulting from leverage of fixed expenses.  Order activity remains strong across most product lines, reflecting continued investment by the airline and airfreight industries.  However, inbound orders totaled $77.3 million, a decline of 33 percent from the prior-year quarter.  The unfavorable comparison was principally due to the receipt of three large orders totaling $41 million in the first quarter of 2010.  Inbound orders decreased 7 percent sequentially from the fourth quarter of 2010.  Backlog of $168.2 million increased 4 percent year-over-year but declined 8 percent sequentially.

Corporate Items
Corporate items excluding net interest expenses were $4.1 million, a reduction of $1.4 million from the first quarter of 2010, primarily driven by higher mark-to-market gains on hedges due to the strengthening of the Swedish Krona and Brazilian Real.

Cash generated from operating activities in the quarter was $21.9 million as receivables from the fourth quarter of 2010 were converted to cash.  The Company ended the quarter with debt, net of cash, of $123.0 million.  Net interest expense for the quarter was $1.7 million, a reduction of $0.2 million from the prior-year quarter partially driven by lower average interest rates due to the expiration of a $25 million interest rate swap on January 31, 2011.

The first quarter tax rate from continuing operations was 35.0 percent.

Capital expenditures for the quarter totaled $5.8 million, and depreciation and amortization totaled $5.9 million.

2011 Outlook
Looking forward, the Company anticipates moderate growth in its end markets for most product lines, reflecting continued improvement in the global economy.  As a result, the Company projects its 2011 diluted earnings per share to be in the range of $1.35-$1.50, assuming varying degrees of economic recovery.  However, earnings could be negatively impacted by more significant political turmoil in the Middle East and higher commodity prices and the effect of these factors on the markets we serve.

First Quarter Earnings Conference Call
The Company will hold a conference call at 10:00 AM EDT on Tuesday, May 10, 2011 to discuss the first quarter 2011 results.  The call can be accessed live by dialing (877) 235-3250 or (706) 643-5005 and using conference ID 58186245, or through the Investor Relations link on JBT Corporation’s website at http://ir.jbtcorporation.com.  An online audio replay of the call will be available on the Company’s Investor Relations website at approximately 1:30 PM EDT on May 10, 2011.

MORE

JBT Corporation
Add 2

JBT Corporation (NYSE: JBT) is a leading global technology solutions provider to the food processing and air transportation industries.  JBT Corporation designs, manufactures, tests and services technologically sophisticated systems and products for regional and multi-national industrial food processing customers through its JBT FoodTech segment and for domestic and international air transportation customers through its JBT AeroTech segment.  JBT Corporation employs approximately 3,300 people worldwide and operates sales, service, manufacturing and sourcing operations located in over 25 countries.  For more information, please visit www.jbtcorporation.com.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control.  These risks and uncertainties are described under the caption “Risk Factors” in the Company’s 2010 Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission that may be accessed on the Company’s website.  The Company cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements.

FINANCIAL TABLES FOLLOW

MORE

JBT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited and in millions)

	Three Months Ended
	March 31,
	2011	2010

Revenue	$201.5	$169.0
Cost of sales	150.3	122.1

Gross Profit	51.2	46.9

Selling, general and administrative expense	37.7	35.2
Research and development expense	4.9	4.3
Other income, net	(0.7)	(0.5)

Operating income	9.3	7.9

Net interest expense	(1.7)	(1.9)
Income from continuing operations before income taxes	7.6	6.0
Provision for income taxes	2.7	2.1
Income from continuing operations	4.9	3.9
Income from discontinued operations, net of taxes	-	0.1
Net income	$4.9	$4.0

Basic earnings per share:
Income from continuing operations	$0.17	$0.14
Income from discontinued operations	-	-
Basic earnings per share	$0.17	$0.14

Diluted earnings per share:
Income from continuing operations	$0.17	$0.14
Income from discontinued operations	-	-
Diluted earnings per share	$0.17	$0.14

Weighted average shares outstanding
Basic	28.7	28.2
Diluted	29.2	29.0

JBT CORPORATION
BUSINESS SEGMENT DATA
(Unaudited and in millions)

	Three Months Ended
	March 31,
	2011	2010
Revenue

JBT FoodTech	$106.9	$101.5
JBT AeroTech	92.5	67.4
Other revenue (1) and intercompany eliminations	2.1	0.1
Total revenue	$201.5	$169.0

Income before income taxes

Segment operating profit
JBT FoodTech	$5.7	$8.6
JBT AeroTech	7.7	4.8
Total segment operating profit	13.4	13.4

Corporate items
Corporate expense	(4.0)	(3.7)
Other expense, net (2)	(0.1)	(1.8)
Net interest expense	(1.7)	(1.9)
Total corporate items	(5.8)	(7.4)

Income from continuing operations before income taxes	$7.6	$6.0

(1) Other revenue comprises certain gains and losses on derivatives related to foreign exchange exposure.
(2) Other expense, net, generally includes stock-based compensation, other employee benefits, LIFO adjustments, restructuring costs, foreign exchange gains and losses, and the impact of unusual or strategic transactions not representative of segment operations.  Restructuring costs included in other expense, net were:

	Three Months Ended
	March 31,
	2011	2010

JBT FoodTech	1.0	0.9
JBT AeroTech	-	-
Total	1.0	0.9

JBT CORPORATION
BUSINESS SEGMENT DATA
(Unaudited and in millions)

	Three Months Ended
	March 31,
	2011	2010
Inbound Orders

JBT FoodTech	$133.8	$128.2
JBT AeroTech	77.3	114.7
Other and intercompany eliminations	2.1	0.1

Total inbound orders	$213.2	$243.0

	March 31,
	2011	2010
Order Backlog

JBT FoodTech	$130.3	$123.4
JBT AeroTech	168.2	162.0
Other and intercompany eliminations	-	(0.2)

Total order backlog	$298.5	$285.2

JBT CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	March 31,	December 31,
	2011	2010
	(Unaudited)

Cash and cash equivalents	$10.0	$13.7
Trade receivables, net	161.4	192.7
Inventories	128.3	106.7
Other current assets	41.1	43.3
Total current assets	340.8	356.4

Property, plant and equipment, net	131.7	128.7
Other assets	98.7	97.1
Total assets	$571.2	$582.2

Accounts payable, trade and other	$80.3	$86.3
Advance payments and progress billings	65.2	52.4
Other current liabilities	92.9	103.3
Total current liabilities	238.4	242.0

Long-term debt, less current portion	130.8	145.4
Accrued pension and other postretirement benefits, less current portion	73.5	73.0
Other liabilities	29.4	28.8
Common stock, paid-in capital and retained earnings	133.3	132.3
Accumulated other comprehensive loss	(34.2)	(39.3)
Total stockholders' equity	99.1	93.0
Total liabilities and stockholders' equity	$571.2	$582.2

JBT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited and in millions)

	Three Months Ended
	March 31,
	2011	2010

Cash Flows From Operating Activities:
Income from continuing operations	$4.9	$3.9

Adjustments to reconcile income to cash provided by operating activities:
Depreciation and amortization	5.9	5.6
Other	(1.2)	2.2

Changes in operating assets and liabilities:
Trade accounts receivable, net	34.4	11.7
Inventories	(20.1)	(6.2)
Accounts payable, trade and other	(6.7)	(6.5)
Advance payments and progress billings	11.7	4.7
Other - assets and liabilities	(7.0)	(19.4)

Cash provided (required) by continuing operating activities	21.9	(4.0)

Cash required by discontinued operating activities	(0.1)	(0.1)

Cash Flows From Investing Activities:
Capital expenditures	(5.8)	(2.9)
Proceeds on disposal of assets and other	-	0.9

Cash required by continuing investing activities	(5.8)	(2.0)

Cash Flows From Financing Activities:
Net (payments) proceeds on credit facilities	(13.8)	5.7
Dividends paid	(2.4)	(2.2)
Other	(3.6)	(2.0)

Cash (required) provided by financing activities	(19.8)	1.5

Effect of foreign exchange rate changes on cash and cash equivalents	0.1	(0.1)

Decrease in cash and cash equivalents	(3.7)	(4.7)

Cash and cash equivalents, beginning of period	13.7	14.4

Cash and cash equivalents, end of period	$10.0	$9.7